Execution Version
CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS OF THE TYPE OF INFORMATION THAT THE REGISTRANT BOTH CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN OMITTED.

FLEXITI FINANCIAL INC.
as Seller and Servicer
and
FLEXITI SECURITIZATION LIMITED PARTNERSHIP
as Purchaser, by its general partner, Flexiti Securitization General Partner Inc.
and
FLEXITI SECURITIZATION GENERAL PARTNER INC.
in its own right
and
COMPUTERSHARE TRUST COMPANY OF CANADA
as Indenture Trustee

RECEIVABLES SALE AND SERVICING AGREEMENT
December 9, 2021

8.1 Amendments and Waivers	29
8.2 Binding Effect; Assignability	29
8.3 Notices	29
8.4 Indemnification	30
8.5 Costs and Expenses	31
8.6 Limited Recourse	31
8.7 Time of Essence	31
8.8 Failure to Perform	32
8.9 No Petition	32
8.10 Further Assurances	32
8.11 Remedies	32
8.12 Execution in Counterparts	32
8.13 Limitation of Liability of the Indenture Trustee	32
SCHEDULE A FORM OF ASSET PURCHASE NOTICE	1
Annex A OBLIGOR Accounts	3
SCHEDULE B FORM OF ASSET DESIGNATION NOTICE	1
Annex A OBLIGOR Accounts	2
SCHEDULE C SELLER’S AND SERVICER’S ADDRESSES	1
SCHEDULE D FORM OF SALE AND SERVICING SUPPLEMENT	1
SCHEDULE D-1 FORM OF SALE AND SERVICING QUÉBEC ASSIGNMENT	6
SCHEDULE D-2 FORM OF PURCHASER QUÉBEC ASSIGNMENT	13
Annex A List of RETAINED Québec RECEIVABLES	18
SCHEDULE E FORM OF ASSET DESIGNATION AND SERVICING SUPPLEMENT	1

RECEIVABLES SALE AND SERVICING AGREEMENT
THIS RECEIVABLES SALE AND SERVICING AGREEMENT, dated as of December 9, 2021 (this “Agreement”), is made between FLEXITI FINANCIAL INC., a corporation incorporated under the laws of Canada (hereinafter referred to as the “Seller” or the “Servicer”), FLEXITI SECURITIZATION LIMITED PARTNERSHIP, a limited partnership established under Ontario law, by its general partner, FLEXITI SECURITIZATION GENERAL PARTNER INC., a corporation incorporated under the laws of Ontario (the “Purchaser”), FLEXITI SECURITIZATION GENERAL PARTNER INC., in its own right (the “General Partner”), COMPUTERSHARE TRUST COMPANY OF CANADA, as Indenture Trustee.
WHEREAS the Seller wishes to sell Obligor Account Assets in Eligible Obligor Accounts to the Purchaser from time to time and the Purchaser wishes to purchase Obligor Account Assets in Eligible Obligor Accounts from the Seller from time to time, on and subject to the terms and conditions of this Agreement;
AND WHEREAS the Issuer may finance the purchase price of the Assigned Obligor Account Assets purchased from the Seller by issuing Debt Obligations from time to time pursuant to the Master Trust Indenture;
AND WHEREAS the Seller shall be the Initial Servicer of the Obligor Account Assets and the Indenture Trustee on behalf of the holders of Debt Obligations wishes to be able to enforce certain covenants of the Seller herein in its capacity as Servicer directly against the Seller;
NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements of the parties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Article 1
DEFINITIONS AND PRINCIPLES OF INTERPRETATION
1.1Definitions
All capitalized terms used but not defined herein have the meanings assigned to them in the Master Trust Indenture and are incorporated herein by reference, and the following terms will have the following meanings:
“Adverse Claim” means a security interest, lien, mortgage, charge, pledge, assignment, title retention, hypothec, encumbrance, ownership interest or other right or claim, including any filing or registration made in respect thereof, of or through any Person (other than the Purchaser or the Indenture Trustee).
“Aggregate Eligible Pool Balance” has the meaning ascribed thereto in any Related Supplement in respect of any Series of Debt Obligations.
“Amortization Event” has the meaning ascribed thereto in any Related Supplement in respect of any Series of Debt Obligations.
“Applicable Law” means all applicable federal, provincial, territorial and local laws, statutes, regulations, rules, executive orders, supervisory requirements, directives, guidelines, circulars, opinions, codes of conduct, decisions, rulings, advisories, bulletins, interpretive letters, and other official releases customarily considered to be binding of or by any government, or any authority, department, or agency thereof, as now and hereafter in effect.
“Asset Designation and Servicing Supplement” means an asset designation and servicing supplement in the form of Schedule E, pursuant to the terms hereof, as the same may be further amended, restated, supplemented, replaced or otherwise modified from time to time as permitted thereunder.
“Asset Designation Conditions” has the meaning ascribed thereto in the Related Supplement.
“Asset Designation Cut-Off Date” means, in respect of any Asset Designation, the date specified as such in the related Asset Designation Notice.

“Asset Designation Date” means, in respect of any Asset Designation, the date specified as such in the related Asset Designation Notice.
“Asset Designation Notice” means a notice by the Seller designating assets in the form attached as Schedule B.
“Asset Designation Payment” means a payment by the Issuer to the Seller in respect of any Asset Designation in the amount specified in the applicable Asset Designation and Servicing Supplement, as the case may be.
“Asset Designations” means asset designations of additional Assigned Obligor Account Assets in respect of a Series of Debt Obligations by the Seller pursuant to this Agreement and Asset Designation and Servicing Supplements, and “Asset Designation” means any of them.
“Asset Increase Closing Date” means, in respect of each Asset Purchase or Asset Designation, as the case may be, the date specified as such in the Asset Purchase Notice applicable to such Asset Purchase or in the Asset Designation Notice applicable to such Asset Designation, as the case may be.
“Asset Purchase Cut-Off Date” means, in respect of any Asset Purchase, the date specified as such in the related Asset Purchase Notice.
“Asset Purchase Notice” means a notice by the Seller specifying Obligor Account Assets offered to the Issuer for purchase, in the form attached as Schedule A, to be delivered electronically.
“Asset Purchase Price” means the initial purchase price paid by the Issuer to the Seller in respect of any Asset Purchase in the amount specified in the applicable Sale and Servicing Supplement and/or Sale and Servicing Québec Assignment, as the case may be.
“Asset Purchases” means purchases by the Issuer of additional Obligor Account Assets, by the Seller pursuant to this Agreement and Sale and Servicing Supplements (and/or Sale and Servicing Québec Assignments), and “Asset Purchase” means any of them.
“Assigned Obligor Account Assets” means the Obligor Account Assets, sold to the Issuer pursuant to this Agreement and any associated Sale and Servicing Supplements (and/or Sale and Servicing Québec Assignments) hereunder, and “Assigned Obligor Account Asset” means any of them.
“Backup Servicer” has the meaning ascribed thereto in any Related Supplement in respect of any Series of Debt Obligations.
“Cash Reserve Account” means any cash reserve account designated in any Related Supplement in respect of any Series of Debt Obligations.
“Charged-Off Obligor Account” has the meaning ascribed thereto in any Related Supplement in respect of any Series of Debt Obligations.
“Closing Payment” means (a) an Asset Purchase Price; or (b) an Asset Designation Payment, as the case may be.
“Collection Period” has the meaning ascribed thereto in any Related Supplement in respect of any Series of Debt Obligations.
“Collections” has the meaning ascribed thereto in any Related Supplement in respect of any Series of Debt Obligations.
“Collections Account” means any collections account designated in any Related Supplement in respect of any Series of Debt Obligations.
“Collections Advance Amount” means, in respect of any Settlement Date in respect of any Series of Debt Obligations, the aggregate of all Periodic Payments due or deemed due, as the case may be, in respect of (and allocable to) the Eligible Receivables that form part of the Assigned Obligor Account Assets in respect of such Series of Debt Obligations on their respective Due Dates during the related

Collection Period, in each case to the extent such amounts were not paid by or on behalf of the related Obligor or otherwise collected (including received as net income from any Eligible Receivables under any Charged-Off Obligor Accounts) as of the close of business on last day of the immediately preceding Collection Period.
“Collections Advances” has the meaning ascribed thereto in Section 5.10(a), and “Collections Advance” means any one of them.
“Confidential Personal Information” means, in respect of each Series of Debt Obligations, any and all information or data protected by Privacy Laws that is provided by, through or on behalf of any party under any Related Program Agreement (a “party”) to another party that: (a) is personal information or information about an identifiable individual (as more particularly defined in the applicable Privacy Laws) that was collected, used, disclosed or accessible to such party as a result of such party’s acts and obligations pursuant to any Related Program Agreement or collected, used, disclosed or made accessible or available by or to it in connection with any Related Program Agreement; or (b) is information from which an individual or individual’s identity can be ascertained either from the information itself or by combining the information with information from other sources available to the parties.
“Costs and Expenses Advances” has the meaning ascribed thereto in Section 5.10(a), and “Costs and Expenses Advance” means any one of them.
“Credit and Collection Policies” has the meaning ascribed thereto in any Related Supplement in respect of any Series of Debt Obligations.
“Credit Score” has the meaning ascribed thereto in any Related Supplement in respect of any Series of Debt Obligations.
“Cut-Off Date” means any Asset Purchase Cut-Off Date or Asset Designation Cut-Off Date, as applicable.
“Deemed Collections” means amounts required to be deposited to the Collections Account in respect of a related Series of Debt Obligations pursuant to Sections 2.4, 5.5 or 5.7.
“Deferred Asset Purchase Price” means a deferred purchase price payable to the Seller in accordance with the application of payments provisions of the Related Supplement in respect of any Series of Debt Obligations, whether by way of cash or by way of adjusting upward the amount payable by the Issuer to the Seller in respect of any applicable Seller Note or a combination thereof.
“Designation Original Series” has the meaning ascribed thereto pursuant to Section 2.3(b).
“Designation Target Series” has the meaning ascribed thereto pursuant to Section 2.3(b).
“Due Date” means, with respect to any Eligible Receivable, each day set forth in the customer documentation on which a Periodic Payment on such Eligible Receivable is or had been scheduled to be due.
“Eligible Obligor Accounts” means Obligor Accounts with respect to which the applicable Obligor Accounts Eligibility Criteria are satisfied as of the applicable date of determination, and “Eligible Obligor Account” means any of them.
“Eligible Receivables” means Receivables with respect to which the Receivables Eligibility Criteria are satisfied as of the applicable date of determination, and “Eligible Receivable” means any of them.
“Excluded Québec Receivables” means any Québec Receivables with respect to which the Receivables Eligibility Criteria are not satisfied as of the applicable date of determination.
“Final Maturity Date” has the meaning ascribed thereto in any Related Supplement in respect of any Series of Debt Obligations.
“Funding Account” means any funding account designated in any Related Supplement in respect of any Series of Debt Obligations.

“Initial Servicer” means Flexiti Financial Inc., together with its successors and permitted assigns.
“Late Collections” has the meaning ascribed thereto in any Related Supplement in respect of any Series of Debt Obligations.
“Material Adverse Effect” has the meaning ascribed thereto in any Related Supplement in respect of any Series of Debt Obligations.
“Master Trust Indenture” means the master trust indenture made as of December 9, 2021 between the Issuer, by its general partner, as issuer, the General Partner in its own right, and Computershare Trust Company of Canada, as indenture trustee, as amended, supplemented, modified, restated or replaced from time to time.
“Monthly Determination Date” means, with respect to each Settlement Date, one (1) Business Day immediately preceding such Settlement Date, or such other date as may be specified in any Related Supplement in respect of any Debt Obligations.
“Monthly Servicer Report” has the meaning ascribed thereto in any Related Supplement in respect of any Series of Debt Obligations.
“Net Charge-Off Ratio” has the meaning ascribed thereto in any Related Supplement in respect of any Series of Debt Obligations.
“Obligor Account Assets” means, in respect of any Eligible Obligor Account (a) all present and future Receivables existing or arising under the Eligible Obligor Account from time to time on and after the Cut-Off Date; (b) the related Rights; and (c) all proceeds of the foregoing, but shall exclude any Obligor Account all the Receivables in which are re-assigned to the Seller or its designee in accordance with the terms of this Agreement.
“Obligor Accounts” means loan accounts originated by the Seller and which are identified on the Seller’s computer file as associated with Obligors, and “Obligor Account” means any of them.
“Obligor Accounts Eligibility Criteria” has the meaning ascribed thereto in any Related Supplement in respect of any Series of Debt Obligations.
“Obligors” means, in respect of any Obligor Accounts, the individuals obligated to make payments pursuant to such Obligor Accounts including, where the context permits or requires, any individuals obligated to make such payments pursuant to any guarantee or indemnity referred to in clause (e) of the definition of Rights, and “Obligor” means any of them.
“Outstanding Balance” means, in respect of an Obligor Account, the meaning ascribed thereto in any Related Supplement in respect of any Series of Debt Obligations.
“Periodic Payment” means, with respect to any Eligible Receivable as of any Due Date, the scheduled payments to be made under the terms of such Eligible Receivable on such Due Date (as such terms may be changed or modified by reason of a modification, waiver or amendment granted or agreed to by the Servicer pursuant to the Credit and Collection Policies).
“Prefunding Ledgers” means has the meaning ascribed thereto in any Related Supplement in respect of any Series of Debt Obligations, and “Prefunding Ledger” means any of them.
“Privacy Laws” means the Personal Information Protection and Electronic Documents Act (Canada) and any regulations thereunder, as amended or supplemented from time to time, and any other similar applicable federal, provincial or territorial legislation now in force or that may in the future come into force in Canada governing the protection of personal information in the private sector applicable to, in respect of any Debt Obligations, the parties to the Related Program Agreements or to the activities contemplated under a Related Program Agreement, together with any applicable common law duties of confidentiality.
“Purchaser Québec Assignment” means, in respect of Excluded Québec Receivables, a sale and assignment instrument in the form set forth as Schedule D-2 hereto, pursuant to the terms hereof, as the same may be further amended, restated, supplemented, replaced or otherwise modified from time to time as permitted thereunder.
“Québec Receivables” means Receivables owing from Obligors (i) whose address as indicated in the related contract giving rise to the Obligor Account is located in the Province of Québec, (ii) under an Obligor Account in respect of which payments are made to a location or an account located in the Province of Québec or (iii) under an Obligor Account that is governed by the laws of the Province of Québec.
“Receivables” has the meaning ascribed thereto in any Related Supplement in respect of any Series of Debt Obligations.
“Receivables Eligibility Criteria” has the meaning ascribed thereto in any Related Supplement in respect of any Series of Debt Obligations.
“Records” has the meaning ascribed thereto in any Related Supplement in respect of any Series of Debt Obligations.
“Replacement Servicer” has the meaning ascribed thereto in any Related Supplement in respect of any Series of Debt Obligations.
“Replacement Servicer Fee” has the meaning ascribed thereto in Section 6.3.
“Required Cash Reserve Amount” has the meaning ascribed thereto in any Related Supplement in respect of any Series of Debt Obligations.
“Revolving Asset Purchase Amount” has the meaning ascribed to it in Section 2.2(b).
“Revolving Asset Purchase Cash Payment” has the meaning ascribed to in Section 2.2(c).
“Revolving Asset Purchase Conditions” means, at any applicable time, all of the following conditions in respect of any Series of Debt Obligations: (a) if applicable in respect of any Class of the Series of Debt Obligations, the aggregate Outstanding Balance of the applicable Debt Obligations, minus the aggregate amount on deposit in the Collections Account and Funding Account in respect of the related Series of Debt Obligations, if any, does not exceed the target note balance for the relevant Class of Debt Obligations; and (b) the amount on deposit in the applicable Cash Reserve Account is equal to or greater than the Required Cash Reserve Amount (the “Second Revolving Asset Purchase Condition”), as such conditions may be modified or supplemented in any Related Supplement in respect of any Series of Debt Obligations.
“Revolving Asset Purchase Date” has the meaning ascribed to it in Section 2.2(b).
“Revolving Obligor Account Transfer” has the meaning ascribed to it in Section 2.2(b).
“Rights” has the meaning ascribed thereto in any Related Supplement in respect of any Series of Debt Obligations.
“RPMRR” means the Québec Register of Personal and Movable Real Rights.
“Sale and Servicing Québec Assignment” means, in respect of Québec Receivables, a sale and assignment supplement in the form of Schedule D-1 hereto, pursuant to the terms hereof, as the same may be further amended, restated, supplemented, replaced or otherwise modified from time to time as permitted thereunder.
“Sale and Servicing Supplement” means a sale and servicing supplement in the form of Schedule D, pursuant to the terms hereof, as the same may be further amended, restated, supplemented, replaced or otherwise modified from time to time as permitted thereunder.
“Second Revolving Asset Purchase Condition” has the meaning ascribed thereto in the definition of “Revolving Asset Purchase Conditions”.

“Seller’s Account” means the bank account in which the Seller holds collections received from Obligors in respect of Obligor Accounts in the ordinary course of its business.
"Seller Notes" means, collectively, (a) any debt certificates executed by the Issuer and authenticated by or on behalf of the Indenture Trustee, substantially in the form specified in any Related Supplement in respect of any Series of Debt Obligations, and issued by the Issuer to evidence the unpaid balance of the purchase price for the Assigned Obligor Account Assets determined in accordance with the terms of the Related Program Agreements; and (b) any outstanding supplemental notes thereto issued by the Issuer, and “Seller Note” means any of them.
“Servicer Advances” has the meaning ascribed to it in Section 5.10(a), and “Servicer Advance” means any one of them.
“Servicer Obligations” has the meaning ascribed thereto in any Related Supplement in respect of any Series of Debt Obligations.
“Servicer Termination Event” has the meaning ascribed thereto in any Related Supplement in respect of any Series of Debt Obligations.
“Settlement Date” has the meaning ascribed thereto in any Related Supplement in respect of any Series of Debt Obligations.
“Weekly Report” has the meaning ascribed thereto in any Related Supplement in respect of any Series of Debt Obligations.
“Weekly Reporting Date” has the meaning ascribed thereto in any Related Supplement in respect of any Series of Debt Obligations.
“Weekly Reporting Period” has the meaning ascribed thereto in any Related Supplement in respect of any Series of Debt Obligations.
1.2Extended Meanings
In this Agreement, words importing the singular number include the plural and vice versa and words importing gender include each gender.
1.3Headings and Table of Contents
The table of contents does not form part of this Agreement. Article and Section headings are not to be considered part of this Agreement, are included solely for convenience of reference and do not define, limit or enlarge the construction or interpretation hereof.
1.4References to Sections, Articles and Schedules
Unless otherwise provided, all references herein to Sections, Articles or Schedules are references to Sections, Articles and Schedules of or to this Agreement.
1.5References to Statutes
Unless otherwise provided, all references herein to any statute or any provision thereof shall mean such statute or provision as amended, restated or re-enacted from time to time.
1.6Certain Phrases
Unless otherwise provided herein, the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”.

1.7Governing Law and Jurisdiction
This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each of the parties hereto hereby attorns to the non-exclusive jurisdiction of the courts of the Province of Ontario in any action or proceeding arising out of or relating to this Agreement.
1.8Invalidity of Provisions
Save and except for any provision or covenant contained herein which is fundamental to the subject matter of this Agreement (including those that relate to the payment of moneys), the invalidity or unenforceability of any provision or covenant hereof or herein contained will not affect the validity or enforceability of any other provision or covenant hereof or herein contained and any such invalid or unenforceable provision or covenant will be deemed to be severable.
1.9Computation of Time Periods
Unless otherwise provided herein, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.
1.10Non-Business Days
Whenever any payment to be made hereunder shall be stated to be due, any period of time would begin or end, any calculation is to be made or any other action to be taken hereunder shall be stated to be required to be taken, on a day other than a Business Day, such payment shall be made, such period of time shall begin or end, such calculations shall be made and such other action shall be taken on the next succeeding Business Day.
1.11Accounting Principles
Except where otherwise specified, where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other accounting computation or presentation is required to be made for the purpose of this Agreement, such determination, consolidation, computation or presentation shall, to the extent applicable and except as otherwise specified herein or as otherwise agreed to in writing by the parties, be made in accordance with generally accepted accounting principles applied on a consistent basis.
1.12Currency
Unless otherwise provided, all amounts herein are stated in Canadian Dollars.
1.13Entire Agreement
This Agreement and the other Program Agreements contain the entire agreement between the parties relative to the subject matter hereof and supersede all prior and contemporaneous agreements, term sheets, commitments, understandings, negotiations, and discussions, whether oral or written. There are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth therein.
1.14Schedules
The following schedules annexed hereto are incorporated herein by reference and are deemed to be part hereof:
Schedule A    –    Form of Asset Purchase Notice
Schedule B    –     Form of Asset Designation Notice
Schedule C    –     Seller’s and Servicer’s Addresses
Schedule D    –     Form of Sale and Servicing Supplement
Schedule D-1     –    Form of Sale and Servicing Québec Assignment

Schedule D-2    –    Form of Purchaser Québec Assignment
Schedule E    –    Form of Asset Designation and Servicing Supplement
Article 2
PURCHASE AND SALE OF LOANS
1.1Purchases and Sales pursuant to Asset Purchase Notices
(a)The Seller may from time to time deliver electronically a completed Asset Purchase Notice to the Purchaser requiring the Purchaser to purchase the Obligor Account Assets in specified Eligible Obligor Accounts from the Seller (provided, however, that in respect of any such Asset Purchase Notice, the Québec Receivables covered by such Asset Purchase Notice shall comprise the universality of all Québec Receivables identified in the Seller’s Records as owned by the Seller as at the relevant Asset Purchase Cut-Off Date).
(b)Subject to the satisfaction of the conditions precedent set forth in Article 7 hereof, on the Asset Increase Closing Date specified in each Asset Purchase Notice, the Purchaser shall purchase from the Seller, and the Seller shall sell, transfer and assign to the Purchaser, as of and from the applicable Asset Purchase Cut-Off Date, all of the Seller’s right, title and interest in and to all present and future Obligor Account Assets in Obligor Accounts identified in the Asset Purchase Notice, by way of a Sale and Servicing Supplement and/or Sale and Servicing Québec Assignment entered into at the time in accordance with subsection 2.1(c). The purchase price for the applicable Assigned Obligor Account Assets shall be composed of: (i) an immediate cash payment to the Seller in the amount of the applicable Asset Purchase Price, and (ii) a deferred amount which shall be payable to the Seller as Deferred Asset Purchase Price. Such purchase price shall be satisfied at the option of the Seller, in cash or by adjusting upward the amount payable by the Issuer to the Seller in respect of any applicable Seller Note or a combination thereof, in either case, at the times and in the manner specified in the Related Program Agreements.
(c)Each Asset Purchase contemplated in Section 2.1(b) shall be completed pursuant to a Sale and Servicing Supplement and/or a Sale and Servicing Québec Assignment to be executed and delivered on the applicable Asset Increase Closing Date pursuant to Section 7.2(a)(ii) and shall be effective immediately upon the payment by the Purchaser to the Seller of the purchase price as contemplated in Section 2.1(b), upon which, title to the Obligor Account Assets in the specified Eligible Obligor Accounts (including Québec Receivables other than Excluded Québec Receivables) shall automatically pass from the Seller to the Purchaser on such date without the need for any further action on the part of the Seller or the Purchaser and all Collections paid and payable with respect to the applicable Assigned Obligor Account Assets from and after the applicable Asset Purchase Cut-Off Date will be the property of the Purchaser and will be deposited to the Collections Account in respect of the related Series of Debt Obligations in accordance with Section 5.3.
(d)The Purchaser will fund each Asset Purchase by: (i) issuing Debt Obligations or obtaining an increase thereunder pursuant to the Master Trust Indenture; or (ii) increasing the principal amount outstanding of the Seller Note.
1.2Revolving Debt Obligations Purchases
If applicable as specified in a Related Supplement in connection with any Debt Obligations that are revolving obligations (including any variable funding notes):
(a)On the date hereof, the Seller hereby sells, assigns and transfers to the Purchaser (i) all Obligor Account Assets in specified Eligible Obligor Accounts (other than Québec Receivables, which are covered in clause (ii) below) that are designated by the Seller in the Seller’s Records for sale to the Purchaser as at the relevant Asset Purchase Cut-Off Date in accordance with Section 2.2(c) below; and (ii) the universality of all Québec Receivables (including, without limitation, all present and future claims and rights of action related thereto or arising therefrom) identified in the Seller’s Records as owned by the Seller as at the relevant Asset Purchase Cut-Off Date, pursuant to a Sale and Servicing Québec Assignment in the form set forth as Schedule D-1 hereto, but provided that the Excluded Québec Receivables identified in the Seller’s Records as at such Asset Purchase Cut-Off Date shall be immediately re-purchased by and assigned to the Seller pursuant to a Purchaser Québec Assignment in the form set forth as Schedule D-2 hereto. Subject to the Seller’s receipt of the Revolving Asset Purchase Cash Payment as contemplated in Section 2.2(c), title to all Obligor Account Assets in each specified Eligible Obligor Account (including Québec Receivables other than Excluded Québec Receivables) so identified, shall automatically pass from the Seller to the Purchaser on the applicable Revolving Asset Purchase Date without the need for any further action on the part of the Seller or the Purchaser (the “Revolving Obligor Account Transfer”), upon which, title to the Obligor Account Assets in the specified Eligible Obligor Accounts (including Québec Receivables other than Excluded Québec Receivables) shall automatically pass from the Seller to the Purchaser on the applicable Revolving Asset Purchase Date without the need for any further action on the part of the Seller or the Purchaser and all Collections paid and payable with respect to the applicable Assigned Obligor Account Assets from and after the applicable Revolving Asset Purchase Date (as defined below) will be the property of the Purchaser and will be deposited to the Collections Account in respect of the related Series of Debt Obligations in accordance with Section 5.3.
(b)On each Business Day during any revolving period as may be specified in any Related Supplement or Related Note Purchase Agreement in respect of any Series of Debt Obligations (each, a “Revolving Asset Purchase Date”), provided that:
(i)if applicable, as specified in a Related Supplement, in respect of any Series of Debt Obligations that requires the maintenance of the applicable Cash Reserve Account, the amount on deposit in the applicable Cash Reserve Account as of the immediately preceding Settlement Date was equal to or greater than the Required Cash Reserve Amount;
(ii)the amount on deposit in the Collections Account in respect of the related Series of Debt Obligations is at least equal to the aggregate amount required by the Purchaser to make all payments required to be made to the most senior Class of Debt Obligations and any amounts to be paid in priority to the most senior Class of Debt Obligations, or as may be otherwise specified in any Related Supplement or the Related Note Purchase Agreement in respect of any Series of Debt Obligations, on the next Settlement Date which follows such Revolving Asset Purchase Date (based on a pro forma calculation of the amounts that will be owed on such Settlement Date); and
(iii)if applicable, as specified in a Related Supplement, in respect of any Series of Debt Obligations, the Servicer provided a Weekly Report to the Purchaser on the most recent Weekly Reporting Date in accordance with Section 5.2(o), the Servicer shall:
(A)cease to hold in its capacity as Servicer and in trust for the Purchaser Collections deposited in the Seller’s Account (which will thereby be owned by the Seller), and then, as applicable, transfer from the applicable Collections Account to the Seller’s Account and, as applicable, transfer from the applicable Funding Account to the Seller’s Account the aggregate of (I) in the case of Collections which cease to be held by the Servicer in such capacity and in trust for the Purchaser (and thereby become owned by the Seller), the maximum amount of Collections then held in the Seller’s Account as will allow the Revolving Asset Purchase Conditions to remain satisfied immediately after the Revolving Obligor Account Transfer which is to occur on such Revolving Asset Purchase Date, (II) in the case of a transfer from the applicable Collections Account to the Seller’s Account, once the amount contemplated in (I) has been determined, and taking such amount into account, the maximum amount of Collections then held in the applicable Collections Account as will allow the Revolving Asset Purchase Conditions to remain satisfied immediately after the Revolving Obligor Account Transfer which is to occur on such Revolving Asset Purchase Date, and (III) in the case of a transfer from an applicable Funding Account, if any, to the Seller’s Account, once the amounts contemplated in (I) and (II) have been determined, and taking such amounts into account, the maximum amount, if any, from the applicable Funding Account, if any, as will allow the Revolving Asset Purchase Conditions to remain satisfied immediately after the Revolving Obligor Account Transfer which is to occur on such Revolving Asset Purchase Date (the “Revolving Asset Purchase Amount”);
(B)transfer any amount required to satisfy the Second Revolving Asset Purchase Condition after such Revolving Obligor Account Transfer from the applicable Collections Account to the applicable Cash Reserve Account; and
(C)retain the remainder of the Collections then held in the applicable Collections Account in such account and, contemporaneously with the Servicer ceasing to hold in such capacity and in trust for the Purchaser Collections deposited in the Seller’s Account as contemplated in clause (A)(I) above and the transfers, if applicable, of amounts to the Seller’s Account contemplated in clauses (A)(II) and (III) above, Eligible Obligor Accounts, in respect of which the aggregate Outstanding Balance of the Assigned Obligor Account Assets in the Eligible Obligor Accounts is equal to the Revolving Asset Purchase Amount, shall be identified on the applicable Revolving Asset Purchase Date and designated by the Seller in the Seller’s Records as contemplated in Section 2.2(a).
(c)The purchase price for any Assigned Obligor Account Assets sold and transferred by the Seller to the Purchaser on a Revolving Asset Purchase Date shall be composed of (i) an immediate cash payment to the Seller in the amount of the applicable Revolving Asset Purchase Amount (or the portion thereof which is used on the Revolving Asset Purchase Date to purchase Obligor Accounts as contemplated in Section 2.3(b) below, as applicable) which will be effected pursuant to the Servicer ceasing to hold in such capacity and in trust for the Purchaser Collections deposited in the Seller’s Account as contemplated in clause (A)(I) of Section 2.2(b) above and the transfers, if applicable, to the Seller’s Account contemplated in clauses (A)(II) and (III) of Section 2.2(b) above, which amount will thereupon cease to be held by the Servicer as agent of and in trust for the Purchaser and will be owned by the Seller (the “Revolving Asset Purchase Cash Payment”), and (ii) Deferred Asset Purchase Price. Each transfer shall be effective immediately upon the payment by the Purchaser to the Seller of the cash payment as contemplated in this Section 2.2(c), upon which, title to the Obligor Account Assets in the specified Eligible Obligor Accounts (including Québec Receivables other than Excluded Québec Receivables) shall automatically pass from the Seller to the Purchaser on the Revolving Asset Purchase Date without the need for any further action on the part of the Seller or the Purchaser and all Collections paid and payable with respect to the applicable Assigned Obligor Account Assets from and after the applicable Asset Purchase Cut-Off Date will be the property of the Purchaser and will be deposited to the applicable Collections Account in accordance with Section 5.3. Such purchase price shall be satisfied at the option of the Seller, in cash or by adjusting upward the amount payable by the Issuer to the Seller in respect of the applicable Seller Note or a combination thereof, in either case, at the times and in the manner specified in the Related Program Agreements.
1.3Asset Designations
(a)The Issuer and the Seller hereby acknowledge and agree that (i) the Purchaser may from time to time designate Obligor Account Assets in Eligible Obligor Accounts from the Seller pursuant to one or more Sale and Servicing Supplements in respect of any Series of Debt Obligations in accordance with the terms of this Sale and Servicing Agreement, which shall constitute the Assigned Obligor Account Assets in respect of any Series of Debt Obligations; and (ii) the Assigned Obligor Account Assets shall be designated in the Seller’s Records and for purposes of the Related Program Agreements in respect of the relevant Series of Debt Obligations.

(b)Subject to the terms and conditions set forth herein, the Issuer may, from time to time re-designate Eligible Obligor Accounts that are allocated to any Series of Debt Obligations (the “Designation Original Series”) to the Collateral for a different Series of Debt Obligations issued by the Issuer pursuant to the Master Trust Indenture, such that such Eligible Obligor Accounts become designated as Collateral in respect of such other Series of Debt Obligations (the “Designation Target Series”), and the portion of the Deferred Asset Purchase Price that remains unpaid with respect to the Assigned Obligor Account Assets in connection with the Designation Original Series as at the Asset Designation Date shall form part of, and shall be satisfied through the payment of, the Deferred Asset Purchase Price payable from time to time following the Asset Designation Date in accordance with the terms of any Related Supplement in respect of the Designation Target Series.
(c)In connection with any Asset Designation of Assigned Obligor Account Assets pursuant to this Section 2.3, the Issuer shall deliver to the Servicer an Asset Designation Notice in the form attached as Schedule B to this Agreement on or prior to the related Asset Designation Date.
(d)Upon each Asset Designation pursuant to this Section 2.3, but subject to the terms and conditions set forth herein and in the Related Supplement for the Designation Original Series and Designation Target Series, the Assigned Obligor Account Assets in Eligible Obligor Accounts included in such Asset Designation shall thereafter constitute Assigned Obligor Account Assets for the specified Designation Target Series without the need for any further action on the part of the Seller or the Purchaser, and all Collections paid and payable with respect to such Assigned Obligor Account Assets on and after the applicable Asset Designation Cut-Off Date will be deposited to the Collections Account in respect of the Designation Target Series in accordance with Section 5.3.
(e)The Purchaser will fund each Asset Designation by: (i) issuing Debt Obligations or obtaining an increase thereunder pursuant to the Master Trust Indenture, the proceeds whereof shall be used to redeem the Debt Obligations of the Designation Original Series; or (ii) increasing the principal amount outstanding of the Seller Note.
1.4Disqualified Obligor Accounts
If at any time after the applicable Asset Increase Closing Date or Revolving Asset Purchase Date, the Seller discovers that an eligibility requirement contained in the definition of “Eligible Obligor Account” or “Eligible Receivable” herein was not satisfied with respect to any Receivables arising in connection with an Obligor Account on the related Asset Purchase Cut-Off Date or Asset Designation Cut-Off Date, as the case may be, or the Revolving Asset Purchase Date, as applicable, (a) the Seller shall pay to the Purchaser by deposit to the Collections Account in respect of a related Series of Debt Obligations on the immediately following Settlement Date subject to Section 5.9, an amount equal to the Outstanding Balance of such Receivables arising in connection with an Obligor Account, plus accrued interest thereunder; and/or (b) in consideration for the purchase of such Receivables arising in connection with an Obligor Account, the amount payable by the Issuer to the Seller pursuant to the applicable Seller Note shall be reduced by an amount equal to the amount by which the Receivables arising in connection with the Obligor Account purchased exceeds the amount specified to be payable by the Seller to the Issuer pursuant to the Related Supplement. Upon the payment of such amount to the Purchaser and/or reduction of the payable by the Issuer to the Seller pursuant to the applicable Seller Note, the Assigned Obligor Account Assets related to such Obligor Account will be hereby sold by the Purchaser to the Seller without any representation or warranty (whether express, implied, statutory or otherwise) by or on behalf of the Purchaser. Upon payment of such amount, any incorrectness in any representation or warranty related to such Obligor Account shall be deemed to have been rectified. The amount deposited to the Collections Account in respect of a related Series of Debt Obligations shall be considered to be “Deemed Collections” hereunder.
1.5Bank Accounts
The Seller and the Servicer acknowledge that any applicable Collections Account, any applicable Cash Reserve Account, any applicable Funding Account and any other accounts as may be specified from time to time in any Related Program Agreement in respect of any Series of Debt

Obligations (including all amounts deposited therein from time to time and any investments made with such amounts) is the property of the Purchaser and not of the Seller or the Servicer.
1.6Collateral Shortfall Sales of Additional Assets
If specified in the Related Note Purchase Agreement or Related Supplement in respect of any Series of Debt Obligations, on the relevant date(s) specified in the Related Program Agreements in respect of any Series following the Closing Date on which it is determined that specified events in relation to the Related Collateral have occurred, the Servicer will on behalf of the Issuer notify the Seller if the Issuer is offering to purchase and the Seller may, at its sole discretion, sell to the Issuer or designate to the relevant Series of Debt Obligations, as the case may be and in accordance with the procedures for selling or designating Obligor Account Assets pursuant to the terms hereof, additional Obligor Account Assets in respect of specified Eligible Obligor Accounts in a sufficient amount such that, after giving effect to such sale or designation of Obligor Account Assets in additional Eligible Obligor Accounts, the collateral requirements specified in the Related Note Purchase Agreement or Related Supplement in respect of any Series of Debt Obligations are satisfied by the Issuer. The Issuer shall provide to the Seller and Initial Servicer with any Related Note Purchase Agreement or Related Supplement in respect of any Series of Debt Obligations for which such provision is specified.
Article 3
REPRESENTATIONS AND WARRANTIES
1.1Representations and Warranties of the Seller and the Servicer
Each of the Seller and the Servicer represents and warrants to the Purchaser and the Indenture Trustee as of the date of this Agreement, on each Weekly Reporting Date, on each Asset Increase Closing Date (except as otherwise specified below) in respect of any Series of Debt Obligations, and on any other date on which these representations and warranties are specified to be repeated in any Related Program Agreement in respect of any Series of Debt Obligations, that:
(a)it is (i) a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation; and (ii) duly qualified to carry on business in each jurisdiction in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect;
(b)it has full power and capacity to enter into this Agreement and the other Program Agreements to which it is party and to do all acts and things as are required of or contemplated to be done by it hereunder or thereunder;
(c)it has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Program Agreements to which it is party and to do all acts and things as are required of or contemplated to be done by it hereunder or thereunder;
(d)there are no actions, suits or proceedings pending or to the knowledge of any officer of the Seller, threatened against or affecting the Seller or any of its undertakings and assets at law, in equity or before any arbitrator or before or by any governmental department, body, commission, board, bureau, agency or instrumentality having jurisdiction in the premises which would reasonably be expected to have a Material Adverse Effect and the Seller is in compliance with all Applicable Laws except such non-compliance as would not reasonably be expected to have a Material Adverse Effect;
(e)this Agreement has been duly executed and delivered by it and constitutes a legally binding obligation of the Seller enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally and to equitable principles of general application (regardless of whether enforcement is sought in a proceeding at law or in equity);
(f)the execution and delivery of this Agreement and the other Program Agreements to which it is party and compliance with their terms and conditions will not (i) result in a violation of the constating documents or by-laws of the Seller; (ii) result in a violation of any Applicable Law; (iii) result in a breach of, or constitute a default under, any loan agreement, indenture, limited partnership agreement, trust deed or any other agreement or instrument to which the Seller is a party or by which it is bound which would reasonably be expected to have a Material Adverse Effect; or (iv) require any approval or consent of, or any notice to or filing with, any governmental authority or agency having jurisdiction except such as has already been given, filed or obtained, as the case may be;
(g)no default has occurred and is outstanding under any loan agreement, indenture, limited partnership agreement, trust deed or any other agreement or instrument to which the Seller is a party or by which it is bound which would reasonably be expected to have a Material Adverse Effect;
(h)its principal place of business, chief executive office and registered office are located at the addresses set forth under its name on the signature pages hereto and the offices where it keeps all Records held by it are located at the addresses set out in Schedule C hereto or such other addresses as the Seller shall from time to time notify the Purchaser;
(i)it is not a non-resident of Canada within the meaning of the ITA;
(j)as of the applicable Asset Purchase Cut-Off Date or Asset Designation Cut-Off Date, as the case may be, each Obligor Account forming part of the Assigned Obligor Account Assets in respect of such Asset Purchase Cut-Off Date or Asset Designation Cut-Off Date is an Eligible Obligor Account;
(k)all information, exhibits, documents, books, records or reports, including each Asset Purchase Notice, furnished to the Purchaser or the Indenture Trustee by or on behalf of the Seller (or known to the Seller in the case of any document furnished by or on behalf of the Seller but not prepared by the Seller or one of its affiliates) in connection with the transactions contemplated by this Agreement and the other Program Agreements is accurate and complete in all material respects;
(l)no Amortization Event or Servicer Termination Event or Related Significant Event, or event which with the giving of notice of the passage of time or both, would be an Amortization Event or Servicer Termination Event or Related Significant Event, has occurred and is continuing;
(m)each financial report and financial statement of the Seller delivered to the Purchaser or the Indenture Trustee pursuant to or in connection with this Agreement or any other Program Agreement has been prepared in accordance with generally accepted accounting principles, consistently applied, and Applicable Law and fairly and accurately presents the financial information and the financial condition and results of operations of the Seller contained therein as at their respective preparation dates;
(n)it is not insolvent and has not (i) admitted its inability to pay its debts generally as they become due or failed to pay its debts generally as they become due; (ii) proposed a compromise or arrangement to its creditors; (iii) had any petition for a receiving order or bankruptcy filed against it; (iv) consented to have itself declared bankrupt or wound up; (v) consented to have a receiver, liquidator or trustee appointed over any part of its assets; (vi) had any encumbrancer take possession of any of its property, which taking of possession could reasonably be expected to have a material adverse effect on its ability to carry out its obligations under the Program Agreements; (vii) had any execution or distress become enforceable or become levied upon any of its property, which event contemplated in this clause could reasonably be expected to have a material adverse effect on its ability of to carry out its obligations under the Program Agreements; or (viii) had any material unsatisfied judgment outstanding against it for more than fifteen (15) days; and
(o)since the date of the most recent financial statements of the Seller furnished to the Purchaser and the Indenture Trustee, there has been no change in the business, assets, affairs or operations of the Seller which could reasonably be expected to have a Material Adverse Effect.

The representations and warranties made above shall survive the execution and delivery of this Agreement and each Asset Purchase notwithstanding any investigations or examinations which may be made by or on behalf of the Purchaser and the Purchaser shall be deemed to have relied on such representations and warranties in the making or funding, as applicable, of each Asset Purchase.
1.2Representations and Warranties of the Seller on each Revolving Asset Purchase Date
The Seller represents and warrants to the Purchaser and the Indenture Trustee as of each Revolving Asset Purchase Date in respect of any Series of Debt Obligations, and on any other date on which these representations and warranties are specified to be repeated in any Related Supplement or Note Purchase Agreement in respect of any Series of Debt Obligations, that each Obligor Account forming part of the Assigned Obligor Account Assets in respect of such Revolving Asset Purchase Date is an Eligible Obligor Account.
1.3Representations and Warranties of the Purchaser and the General Partner
Each of the Purchaser, and, in the case of (b) to (h) (inclusive), the General Partner in its own right in respect of itself, represents and warrants to the Seller and the Indenture Trustee as of the date of this Agreement, on each Weekly Reporting Date, on each Asset Increase Closing Date in respect of any Series of Debt Obligations, and on any other date on which these representations and warranties are specified to be repeated in any Related Program Agreement in respect of any Series of Debt Obligations, that:
(a)the Purchaser is (i) a limited partnership created under the laws of the Province of Ontario; and (ii) duly qualified to carry on business in each jurisdiction in which the failure to do so would reasonably be expected to have a Material Adverse Effect;
(b)the General Partner is (i) the sole general partner of the Purchaser, (ii) a corporation duly constituted and validly existing under the laws of the Province of Ontario, and (iii) duly qualified to carry on business in each jurisdiction in which the failure to do so would reasonably be expected to have a Material Adverse Effect;
(c)it has the full power and capacity to enter into this Agreement and the other Program Agreements to which it is party and to do all acts and things as are required of or contemplated to be done by it hereunder or thereunder;
(d)it has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Program Agreements to which it is party and to do all acts and things as are required of or contemplated to be done by it hereunder or thereunder;
(e)there are no actions, suits or proceedings pending or to the knowledge of any officer of the Purchaser or the General Partner, in its own right, threatened against or affecting the Purchaser or the General Partner, in its own right, or any of its undertakings and assets at law, in equity or before any arbitrator or before or by any governmental department, body, commission, board, bureau, agency or instrumentality having jurisdiction in the premises in respect of which there is a reasonable possibility of a determination adverse to the Purchaser which would reasonably be expected to have a Material Adverse Effect and neither the Purchaser nor the General Partner, in its own right, is in default in respect of any Applicable Law, rule, regulation, order, judgment, injunction, award or decree as a result of which a Material Adverse Effect would reasonably be expected to occur;
(f)this Agreement and the other Program Agreements to which it is party have been duly executed and delivered by it and constitute legally binding obligations of the Purchaser or the General Partner, in its own right, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally and to equitable principles of general application (regardless of whether enforcement is sought in a proceeding at law or in equity);
(g)the execution and delivery of this Agreement and the other Program Agreements to which it is party and compliance with their respective terms and conditions will not (i) result in a violation of its constating documents; (ii) result in a violation of any Applicable Law; (iii) result in a breach of, or constitute a default under, any loan agreement, indenture, limited partnership agreement, or any other agreement or instrument to which the Purchaser or the General Partner, in its own right, is a party or by which it is bound which would reasonably be expected to have a Material Adverse Effect; or (iv) require any approval or consent of, or any notice to or filing with, any governmental authority or agency having jurisdiction except such as has already been given, filed or obtained, as the case may be; and
(h)no default has occurred and is outstanding under any loan agreement, indenture, limited partnership agreement, trust deed or any other agreement or instrument to which the Purchaser or the General Partner, in its own right, is a party or by which it is bound which would reasonably be expected to have a Material Adverse Effect.
The representations and warranties made above shall survive the execution and delivery of this Agreement and each Asset Purchase notwithstanding any investigations or examinations which may be made by or on behalf of the Seller and the Seller shall be deemed to have relied on such representations and warranties in the completing each Asset Purchase.
Article 4
COVENANTS
1.1General Covenants of the Seller and the Servicer
Each of the Seller and the Servicer covenants with the Purchaser and the Indenture Trustee:
(a)to preserve and maintain its existence, rights, franchises and privileges and to qualify and remain qualified to carry on business in each jurisdiction in which the failure to do so would reasonably be expected to have a Material Adverse Effect;
(b)to not, except as expressly permitted herein (i) sell, assign (by operation of law or otherwise) or dispose of any part of the Assigned Obligor Account Assets (except as provided herein); (ii) take any action which may cause the validity, effectiveness or enforceability of the Assigned Obligor Account Assets to be impaired; or (iii) take or omit to take any action which may cause an Adverse Claim to attach or extend to or otherwise burden any part of the Assigned Obligor Account Assets;
(c)to comply with all laws (including, without limitation, Privacy Laws) rules, regulations, orders, judgments, injunctions, awards or decrees applicable to the Seller or the Assigned Obligor Account Assets except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;
(d)to maintain records and books of account in accordance with generally accepted accounting principles, consistently applied, and Applicable Law;
(e)to timely and fully perform and comply with all provisions, covenants and other promises required to be observed by the Seller under the Assigned Obligor Account Assets, and timely and fully comply in all material respects with the Credit and Collection Policies with regard to each Assigned Obligor Account Asset;
(f)to notify the Purchaser and the Indenture Trustee at least twenty (20) Business Days prior to changing its name from that which is stated in its constating documents;
(g)to notify the Purchaser and the Indenture Trustee at least twenty (20) Business Days prior to changing the jurisdiction in which it is organized or the jurisdiction in which its principal place of business, chief executive office or registered office is located;
(h)to promptly, and in any event within twenty (20) Business Days, notify the Purchaser of any amendment, limitation or restriction of any license issued to the Seller or the Servicer by a regulatory authority relating to the carrying on by the Seller or the Servicer of its business if such amendment, limitation or restriction would have a Material Adverse Effect;
(i)to promptly, and in any event within two (2) Business Days, notify the Purchaser of the occurrence of any Amortization Event or Servicer Termination Event or of any event which, with the giving of notice or the passage of time, or both, could become an Amortization Event or a Servicer Termination Event or a Related Significant Event;
(j)to record the sale of the Assigned Obligor Account Assets to the Purchaser as a sale for financial accounting and other reporting purposes or, if generally accepted accounting principles, consistently applied, does not permit such presentation, to disclose in its audited financial statements that the Assigned Obligor Account Assets have been sold to the Purchaser;
(k)to make notations in its books, records, documents and instruments relating to the Assigned Obligor Account Assets to evidence the interest of the Purchaser therein;
(l)to, from time to time at its expense, promptly execute and deliver all instruments and documents and make or cause to be made all filings, recordings, registrations and take all other actions in each applicable jurisdiction, including in each jurisdiction in which any of the Obligors is located, such as are necessary to validate, preserve, perfect or protect the ownership interest of the Purchaser in the Assigned Obligor Account Assets, including the registration at the RPMRR in accordance with Article 1642 of the Civil Code of Québec with respect to each Asset Purchase and the assignment contemplated in Section 2.2(a) (and including, if applicable, with respect to any related Purchaser Québec Assignment), within five (5) Business Days from each Asset Increase Closing Date of the Asset Purchase by the Seller to the Purchaser (or in the case of the assignment contemplated in Section 2.2(a), within five (5) Business Days of the initial Asset Increase Closing Date), provided that the Seller shall not be required, whether under this paragraph or otherwise, to amend any registrations or make new registrations against any Obligors to reflect any of the transactions contemplated herein or in the other Program Agreements, unless such amendments or new registrations are required under Applicable Law in order to ensure the continued perfection of the Purchaser’s interest in the Assigned Obligor Account Assets; and
(m)not, without the prior written consent of the Purchaser and the Indenture Trustee (acting at the direction of the holders of the Debt Obligations) and, if required in respect of any Series of Debt Obligations, notice to the Rating Agencies, make any change in the Credit and Collection Policies which could reasonably be expected to have a Material Adverse Effect.
1.2Further Assurances
Each of the Seller, the Servicer and the Purchaser, upon written request from any of the others, will from time to time make, do, execute, endorse, acknowledge and deliver or cause and procure to be made, done, executed, endorsed, acknowledged, filed, registered and delivered any and all further acts and assurances, including without limitation, any conveyance, deed, transfer, assignment or other instrument in writing as, in the opinion of either of such Persons, may be necessary or desirable to give effect to this Agreement and the transactions provided for in this Agreement and will take all such other action as may be required or desirable for more effectually and completely vesting the Assigned Obligor Account Assets acquired by the Purchaser.
Article 5
SERVICING OF PORTFOLIO
1.1Appointment of the Seller as Servicer
(a)The Purchaser hereby appoints the Seller to act as Initial Servicer and be the Purchaser’s agent for the purposes of servicing the Assigned Obligor Account Assets as set out in this Article 5 (it being acknowledged and agreed that the purchase of the Assigned Obligor Account Assets made hereunder is made on a fully-serviced basis in accordance with this Agreement) and the Seller hereby accepts such appointment.

(b)The Servicer may subcontract for the servicing of the Assigned Obligor Account Assets with (i) NCRi Inc., (ii) Millennium Process Group, Inc.; and (iii) with the Purchaser’s prior consent and the consent of the Indenture Trustee (acting at the direction of the holders of the Debt Obligations), any appropriately-qualified Person (including an affiliate); provided that no such consent shall be required in connection with any such subcontracting to collection agencies, debt buyers and law firms in the ordinary course of business and as is customary in the consumer credit industry; and provided further that the operation of a call centre by CURO Financial Technologies Corp., an affiliate of the Seller, shall not be considered subcontracting out of the servicing or use of third party servicing. In any case, the Servicer will remain liable to the Purchaser for the performance of the duties and obligations so subcontracted, including for any losses, claims or liabilities resulting from the acts or omissions of such Person, and all other duties and obligations of the Servicer set forth in this Article 5, and the Purchaser shall have the right to look solely to the Servicer for performance of such duties and obligations.
1.2Servicing of Portfolio
During the term of this Agreement, and in respect of any Series of Debt Obligations unless a Replacement Servicer is designated by the Purchaser in respect of such Series of Debt Obligations pursuant to Section 6.2, the Servicer covenants to the Purchaser and the Indenture Trustee to service the Assigned Obligor Account Assets in respect of such Series of Debt Obligations using a degree of skill, care and attention that accords with customary and usual procedures employed by servicers in connection with the servicing of property of the type included in the Assigned Obligor Account Assets and in accordance with the Credit and Collection Policies, and subject to and in accordance with the provisions of this Agreement. Without limiting the generality of the foregoing, the Servicer, unless (and only to the extent that) a Replacement Servicer is designated by the Purchaser pursuant to Section 6.2, shall and covenants to:
(a)except for Collections which are held by the Seller in the Seller’s Account which cease to be held by it in its capacity as Servicer and in trust for the Purchaser in accordance with Section 2.2(b), deposit Collections to the Collections Account in respect of a related Series of Debt Obligations (which will, until so deposited, be held in trust for the Purchaser but may be commingled with its own funds held in the Seller’s Account), in accordance with Section 5.3;
(b)maintain up-to-date Records at all times in respect of the Assigned Obligor Account Assets;
(c)hold the Records in trust for the Purchaser and the Indenture Trustee and at any time and from time to time during regular business hours, but not more than once in any twelve (12) month period prior to the occurrence of an Amortization Event, permit the Purchaser, its agents or representatives upon five (5) Business Days’ prior notice to (i) examine and make copies of all such Records in the possession (or under the control) of the Servicer; and (ii) visit the offices and properties of the Servicer for the purpose of examining such Records and discussing matters relating to the Assigned Obligor Account Assets and the Servicer’s performance under the Assigned Obligor Account Assets or hereunder with any of the Servicer’s officers or employees having knowledge of such matters;
(d)(i) ensure that all required Records with respect to Obligor Accounts are kept in either physical or electronic form by the relevant merchant and can be provided to the Servicer upon request; (ii) on or before the 30th day after the initial Asset Increase Closing Date, ensure that copies of all required Records with respect to Obligor Accounts are maintained in either physical or electronic form at one of the Servicer’s addresses identified in Schedule C; and (iii) subject to the foregoing, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate the required Records relating to Obligor Accounts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the administration and collection of all Assigned Obligor Account Assets;
(e)direct its auditors to assist the Purchaser’s auditors (if they are not the same auditors) to the extent and in such manner as is required for the Purchaser’s auditors to report on the status of the Assigned Obligor Account Assets;

(f)timely and fully perform and comply with all terms, covenants and other provisions of the Assigned Obligor Account Assets required to be performed and observed by it or the Purchaser under the terms of the applicable account agreements or Applicable Law;
(g)comply in all respects with the Credit and Collection Policies in regard to each Assigned Obligor Account Asset, including conducting a quarterly review of active Obligors’ Credit Scores;
(h)not, without the prior written consent of the Purchaser the Indenture Trustee (acting at the direction of the holders of the Debt Obligations) and, if required in respect of any Series of Debt Obligations, notice to the Rating Agencies, make any change in the Credit and Collection Policies which could reasonably be expected to have a Material Adverse Effect;
(i)not extend, amend or otherwise modify or waive any term or condition of any Assigned Obligor Account Assets unless permitted in accordance with the terms of the Credit and Collection Policies;
(j)use its commercially reasonable efforts to collect all Receivables payable in respect of the Assigned Obligor Account Assets, all in accordance with all Applicable Laws, the provisions hereof and the Credit and Collection Policies;
(k)make all payments payable by it to government agencies and others where a statutory lien or deemed trust might arise having priority over the Purchaser’s interest in any part of the Assigned Obligor Account Assets; provided that the Servicer may protest the payment of any such amounts if it is acting in good faith and it either provides the Purchaser with cash in an amount sufficient to satisfy the same or otherwise satisfies the Purchaser, acting reasonably, that its interests are not prejudiced thereby;
(l)as soon as possible, effect all filings or recordings with respect to the Purchaser’s interest in all Rights necessary by law or reasonably prudent or desirable for the perfection and protection of such interest and all appropriate renewals or amendments thereof; provided, however, that, except as otherwise contemplated in the Program Agreements, the Servicer shall not be required to effect any such filings or recordings to reflect the Purchaser as the secured party of record in connection with any security forming part of the related Rights;
(m)promptly, from time to time, furnish to the Purchaser such documents, records, information or reports in respect of the Assigned Obligor Account Assets or the conditions or operations, financial or otherwise, of the Servicer as may be in existence in written form or, if available in databases maintained by the Servicer, as may be produced with existing software as the Purchaser may from time to time reasonably request;
(n)on or before two (2) Business Days prior to each Settlement Date or any other reporting date as specified in any Related Supplement in respect of any Series of Debt Obligations, prepare and deliver to the Purchaser and the Indenture Trustee and, if required in respect of any Series of Debt Obligations, the Rating Agencies, a Monthly Servicer Report or any other report as specified in any Related Supplement in respect of any Series of Debt Obligations relating to the Receivables payable in respect of the Assigned Obligor Account Assets as of the close of business on the last day of the immediately preceding Collection Period and the settlement transactions to be completed on the Settlement Date related to such Collection Period; and
(o)unless otherwise specified in any Related Supplement in respect of any Debt Obligations, on or before each Weekly Reporting Date in respect of any Series of Debt Obligations, prepare and deliver to the Purchaser and the Indenture Trustee and, if required in respect of any Series of Debt Obligations, the Rating Agencies, a Weekly Report relating to the Receivables payable in respect of the Assigned Obligor Account Assets as of the last day of the immediately preceding Weekly Reporting Period to which such Weekly Report relates and the Aggregate Eligible Pool Balance.

1.3Deposit of Collections
Except for Collections in the Seller’s Account which cease to be held by it in its capacity as Servicer and in trust for the Purchaser in accordance with Section 2.2(b), all Collections in respect of the Assigned Obligor Account Assets shall be deposited by the Servicer in the Collections Account in respect of a related Series of Debt Obligations, within two (2) Business Days of the date of receipt by the Servicer (or, in the case of Collections arising from Assigned Obligor Account Assets received prior to the 2nd Business Day prior to the Asset Increase Closing Date in respect of such Assigned Obligor Account Assets, on the Asset Increase Closing Date).
1.4Power of Attorney
The Purchaser hereby constitutes and appoints the Servicer the true and lawful attorney of the Purchaser, with full power of substitution, to execute, deliver and register, for and on behalf of and in the name of the Purchaser, such documents, instruments or agreements which may be necessary or desirable to enable the Servicer to perform its obligations as servicer of the Assigned Obligor Account Assets which are set out in this Agreement. The Servicer agrees that it will not exercise such power of attorney for any other purpose whatsoever. For greater certainty and without limiting the generality of the foregoing, the Purchaser hereby grants to the Servicer a power of attorney and a mandate for the purposes of executing and registering, on behalf of the Purchaser, any and all acquittances, mainlevées, radiations, reductions, retrocessions and all other documents for the purposes of discharging, releasing, reassigning, retroceding, waiving or subordinating in the ordinary course of business any rights or registration resulting from the Eligible Receivables included in the Assigned Obligor Account Assets or the related Rights, including endorsing the Purchaser’s name on any consents, filings, registrations or other documents in furtherance thereof.
1.5Deemed Collections
If, on any day prior to the date that is one (1) year after the Final Maturity Date in respect of any Series of Debt Obligations, any Receivable payable in respect of any Obligor Account that is an Assigned Obligor Account Asset is either (i) reduced or cancelled as a result of any breach by the Seller or the Servicer of the terms of such Obligor Account or Applicable Law, or (ii) reduced or cancelled as a result of a set-off in respect of any claim by the applicable Obligor against the Seller, the Servicer or the Purchaser other than as a result of an act or omission of the Purchaser (whether such claim arises out of the same or a related transaction or an unrelated transaction), the Servicer shall be deemed to have received for the Purchaser’s account on the day of such reduction, cancellation or set-off, a Collection of such Receivable in the amount of such reduction, cancellation or set-off, which amount shall be considered to be “Deemed Collections” hereunder, and shall deposit such Deemed Collections to the Collections Account in respect of a related Series of Debt Obligations within two (2) Business Days such amount subject to Section 5.9.
1.6Payment Terms
(a)All amounts to be paid or deposited by the Seller, the Servicer, the Replacement Servicer or the Purchaser hereunder will be paid or deposited on the day when due in same day funds.
(b)The Seller and the Servicer will make all payments required to be made hereunder without deduction or set-off (except as expressly permitted hereunder) regardless of any defence or counterclaim.
(c)The Servicer (in its capacity as Paying Agent under any Related Supplement in respect of any Series of Debt Obligations) shall apply the Collections in the Collections Account in respect of the related Series of Debt Obligations in accordance with the Related Supplement without deduction or set-off regardless of any defence or counterclaim.
1.7Permitted Re-purchases
Provided that no Amortization Event, Servicer Termination Event or Related Event of Default has occurred and is continuing, the Seller shall have the option to repurchase all Assigned Obligor

Account Assets under an Obligor Account if the related Obligor Account has become a Charged-Off Obligor Account, provided that such repurchase will not result in an Amortization Event or Related Event of Default. The Seller may exercise its option to repurchase any such Obligor Account Assets by making a deposit to the Collections Account in respect of the related Series of Debt Obligations on a Settlement Date, subject to Section 5.9, in an amount equal to $1 for each Obligor Account, the Obligor Account Assets of which are repurchased (which the Seller and the Purchaser acknowledge and agree is equal to the fair market value of any such Obligor Account Assets). On the making of such deposit, the Obligor Account Assets of each such Obligor Account shall be deemed to be sold, assigned, transferred and conveyed to the Seller without the need for any further action hereunder. The amount deposited to the Collections Account in respect of a related Series of Debt Obligations shall be considered to be “Deemed Collections” hereunder. Following the completion of each repurchase of the Obligor Account Assets in an Obligor Account by the Seller pursuant to this Section 5.7, all Collections paid and payable with respect to such Obligor Account from and after the applicable repurchase date will be the property of the Seller. For the avoidance of doubt, the repurchase of Obligor Account Assets in an Obligor Account that has become a Charged-Off Obligor Account by the Seller pursuant to this Section 5.7 shall not affect the requirement to reflect such Obligor Account Assets in the calculation of the Net Charge-Off Ratio in respect of the Collection Period when it became a Charged-Off Obligor Account.
1.8Clean-Up
On any Settlement Date following any date on which the aggregate outstanding principal balance of any Series of Debt Obligations is less than 10% of the highest aggregate outstanding principal balance of such Series of Debt Obligations at any time, the Seller (so long as the Seller is the Servicer) shall have the option, exercisable by five (5) Business Days’ prior written notice to the Purchaser and the Indenture Trustee to purchase the Assigned Obligor Account Assets designated for such Series of Debt Obligations at a purchase price equal to the amount that when deposited to the applicable Collections Account and applied together with the balance of the applicable Cash Reserve Account pursuant to the Related Supplement in respect of such Series of Debt Obligations on such date is sufficient to cause the aggregate outstanding principal balance of all Debt Obligations in the Series to be reduced to zero, the interest distribution amount (calculated in accordance with the Related Supplement in respect of such Debt Obligations) to be paid in full and all other amounts payable to the Indenture Trustee pursuant to the Related Supplement in respect of such Series to be paid in full. Such purchase price shall be deposited to the Collections Account in respect of the related Series of Debt Obligations and applied on such Settlement Date to reduce the principal amount outstanding of the applicable Series of Debt Obligations to zero and pay such other amounts in full.
1.9Net Deposits
On any Settlement Date on which the Seller (either in its capacity as Seller or Servicer) is required to make a deposit to the Collections Account in respect of a related Series of Debt Obligations pursuant to Sections 2.4, 5.5 or 5.7 and also entitled to receive any payment of Deferred Asset Purchase Price (calculated taking into account such deposits and the prior payment of all other items to be paid pursuant to the application of payments provisions of the Related Supplement in respect of any Series of Debt Obligations) in respect of such related Series of Debt Obligations, the Seller may deposit the net amount owing, if any, provided that such netting shall in no way affect the priority or receipt of any payments or entitlements under the Related Supplement in respect of the applicable Series of Debt Obligations.
1.10Servicer Advances
(a)The Servicer, on behalf of the Purchaser: (i) will make payments in respect of costs and expenses associated with the enforcement and protection of the Purchaser’s rights under any Assigned Obligor Account Assets, or legal fees or disbursements of counsel in connection with any of the foregoing all in accordance with the practices followed from time to time by the Servicer in the normal course of its business in applying the Credit and Collection Policies (such payments, “Costs and Expenses Advances”); and (ii) with respect to any Series of Debt Obligations, on or before each Monthly Determination Date in respect of such Series of Debt Obligations until such time as all of such Series of Debt Obligations have been paid in full or otherwise been satisfied, provide the Paying Agent with a written notice to the effect that the Servicer will make an advance equivalent to the Collections Advance Amount and remit such amount to the Purchaser by deposit in the

Collections Account in respect of the related Series of Debt Obligations (for application by the Paying Agent on the Settlement Date in accordance with the Related Supplement in respect of the relevant Series of Debt Obligations) on the relevant Settlement Date, in each case from its own funds or other property (such payments, “Collections Advances”, and, together with Costs and Expenses Advances, “Servicer Advances”). For greater certainty, Servicer Advances shall not include any payments made in respect of the Required Cash Reserve Amount.
(b)The Servicer will be entitled to be reimbursed any Servicer Advance it makes as soon as practicable after funds available for such purpose have been received by the Servicer. The Servicer will on behalf of the Purchaser repay any outstanding Servicer Advances to itself with any corresponding Late Collections it receives, either from the proceeds in the Collection Account in respect of a Series of Debt Obligations in accordance with the Related Supplement in respect of any Series of Debt Obligations, or by retaining such amounts directly from the related Late Collections and not depositing such Late Collections to the Collection Account in respect of the related Series of Debt Obligations. Each Servicer Advance shall be considered to be a limited recourse loan to the Purchaser with recourse for repayment limited solely to amounts available for withdrawal from the Collections Account in respect of the related Series of Debt Obligations for that purpose pursuant to the Related Supplement in respect of any Series of Debt Obligations.
1.11Reports
(a)Unless otherwise specified in any Related Supplement in respect of any Debt Obligations, on each Monthly Determination Date, the Servicer will provide to the Purchaser, the Indenture Trustee and, if applicable in respect of any rated Debt Obligations, each Rating Agency, a Monthly Servicer Report for the related Collection Period.
(b)The Servicer will be responsible for performing all calculations necessary in connection with the Monthly Servicer Report. The Servicer will calculate, for each Settlement Date, (a) the available amount of Collections and other amounts available to be applied on such Settlement Date; and (b) the payments to be applied on such Settlement Date, in each case in accordance with the Related Supplement in respect of any Series of Debt Obligations and will give the Indenture Trustee and Paying Agent written notice of such calculation on the Settlement Date. The Paying Agent will have no obligation to re-compute, re-calculate or verify any information provided to it by the Servicer. The calculations by the Servicer of such amounts will, in the absence of manifest error, be presumptively deemed to be correct for all purposes hereunder.
(c)Unless otherwise specified in any Related Supplement in respect of any Debt Obligations, on each Weekly Reporting Date, the Servicer will provide to the Purchaser, the Indenture Trustee and, if applicable in respect of any rated Debt Obligations, each Rating Agency, a Weekly Report for the related Weekly Reporting Period.
(d)The Purchaser shall provide the Servicer with a copy of any Related Supplement in respect of any Debt Obligations for purposes of identification of the specified Monthly Determination Date, Weekly Reporting Date, Weekly Reporting Period and the form of Monthly Servicer Report and Weekly Report, in respect of each Series of Debt Obligations.
Article 6
SERVICER TERMINATION
1.1Servicer Termination Events
The happening of any of the Servicer Termination Events specified in any Related Supplement in respect of any Series of Debt Obligations shall constitute a Servicer Termination Event hereunder.

1.2Designation of Replacement Servicer
(a)If a Servicer Termination Event has occurred and is continuing in respect of any Series of Debt Obligations, the Indenture Trustee (acting at the direction of the Class or Classes of holders of Debt Obligations specified in the Related Supplement in respect of any Series of Debt Obligations) may, by notice to the Servicer designate the Backup Servicer, or, if applicable in respect of any Series of Debt Obligations, subject to the Rating Agency Condition and the consent of the Indenture Trustee (acting at the direction of the Class or Classes of holders of the Debt Obligations specified in the Related Supplement), any other Person as a Replacement Servicer to succeed the Servicer to perform the Servicer Obligations with respect to the Assigned Obligor Account Assets designated in respect of such Series of Debt Obligations, provided that any such Person so designated other than the Backup Servicer shall agree to perform the Servicer Obligations hereunder and under the Related Supplement.
(b)Upon the appointment of a Replacement Servicer pursuant to Section 6.2(a), the Servicer will, on demand and at its expense: (i) assemble all Records and make them available to the Replacement Servicer including a computer data file setting forth information in respect of each Obligor Account; (ii) notify all Obligors and other relevant Persons (x) of the sale, assignment and transfer to the Purchaser of the affected Assigned Obligor Account Assets; and (y) to remit all payments due under such affected Obligor Accounts to the Replacement Servicer; (iii) segregate, in a manner reasonably acceptable to the Purchaser and the Indenture Trustee, all cash, cheques and other instruments constituting Collections which are received by it from time to time and remit the same to the Replacement Servicer duly endorsed or with duly executed instruments of transfer, if applicable; and (iv) provide the Replacement Servicer with such commercially reasonable assistance as it may require in order to discharge its duties hereunder. To the extent the Records consist in whole or in part of computer programs which are licensed to the Servicer or its agents or if the Servicer uses accounting and management software in the administration of the related Obligor Accounts, the Servicer will use its reasonable commercial best efforts to arrange for the licence or sublicense of such programs to the Purchaser or its designates to permit the Purchaser or its designates to administer and collect the Obligor Accounts and to enforce the rights acquired by the Purchaser in respect of the Assigned Obligor Account Assets.
1.3Replacement Servicer Fee
A Replacement Servicer appointed pursuant to Section 6.2 shall be entitled to a reasonable fee (including any out-of-pocket expenses incurred by the Replacement Servicer in connection with its duties as Replacement Servicer, and any other amounts owing to it, together with any applicable taxes) for services rendered, such fee to be (a) as specified in the backup servicing agreement or in the replacement servicing agreement entered into by the Replacement Servicer in connection with its appointment as Replacement Servicer, or (b) otherwise settled by the Purchaser in its discretion with the Replacement Servicer, in the event of this clause (b), to a maximum percentage of Collections remitted to the Collections Account in respect of a related Series of Debt Obligations during any Collection Period, as specified in the Related Supplement in respect of any Series of Debt Obligations (the “Replacement Servicer Fee”). Such Replacement Servicer Fee shall be payable to the Replacement Servicer in accordance with the Related Supplement.
1.4Power of Attorney
(a)The Seller and Servicer have granted an irrevocable power of attorney to the Indenture Trustee pursuant to the Related Supplement in respect of each Series of Debt Obligations and, by delegation and direction of the Indenture Trustee, as provided in the Related Supplement, all such rights, benefits and powers under such power of attorney, coupled with an interest in favour of the Indenture Trustee, are hereby granted by the Seller and the Servicer to each of the Purchaser and the Indenture Trustee, to become effective immediately upon the occurrence of a Servicer Termination Event, and the Seller and the Servicer hereby irrevocably appoint each of the Purchaser and the Indenture Trustee as the Seller’s or the Servicer’s (as applicable) true and lawful agent and attorney-in-fact (and mandatary with respect to Québec matters), with full power of substitution, to take in the place and stead of and in the name of the Seller or the

Servicer (as applicable) or in the Purchaser’s or the Indenture Trustee’s own name from time to time at the Purchaser’s or the Indenture Trustee’s discretion, acting reasonably, such actions as the Seller or the Servicer (as applicable) may be obligated to take hereunder or as the Purchaser or the Indenture Trustee may deem necessary or advisable to collect, endorse, negotiate or otherwise realize on any Assigned Obligor Account Asset including any related Receivable, any negotiable instrument, or any other right of any kind, held or owned by the Seller or the Servicer (as applicable) and transferred, assigned or delivered to or received by the Purchaser as payment on account or otherwise in respect of any of the Assigned Obligor Account Assets, including:
(i)to evidence or protect the Purchaser’s interest in the Assigned Obligor Account Assets and to execute and file, in the Seller’s or the Servicer’s name (as applicable) and on the Seller’s or the Servicer’s behalf (as applicable), such recording, registration, financing or similar statements (including any amendments, renewals and continuation statements) under Applicable Laws, including, in any personal property registry office in such jurisdictions where it may be necessary to validate, perfect or protect the Purchaser’s interest in the Assigned Obligor Account Assets;
(ii)to ask, demand, collect, sue for, recover, compound, receive and give acquittances and receipts for moneys due and to become due in connection with the Receivables or otherwise owed to the Purchaser;
(iii)to receive, endorse and collect any cheques, drafts or other instruments, documents and chattel paper in connection with moneys due and to become due in connection with the Receivables forming part of the Assigned Obligor Account Assets or otherwise owed to the Purchaser;
(iv)to file any claims or take any action or institute any proceedings that the Purchaser or the Indenture Trustee may deem to be necessary or desirable for the collection of any Assigned Obligor Account Asset;
(v)to make all registrations and generally effect and complete all notices and other formalities required under the laws of the Province of Québec in order to render the sale and assignment of the Québec Receivables opposable against the respective debtors and all third persons in accordance with Articles 1641, 1645 and 3003 of the Civil Code of Québec; and
(vi)to prepare, execute, deliver, and/or register in the Seller’s or the Servicer’s name (as applicable) and on the Seller’s or the Servicer’s behalf (as applicable), such instruments and documents (including assignments) necessary or desirable in furtherance of the foregoing.
(b)The power of attorney (mandate) granted hereby shall be expressly coupled with an interest in favour of each of the Purchaser and the Indenture Trustee. The powers of attorney (mandate) and other rights and privileges granted hereby shall survive any dissolution, liquidation or winding-up of the Seller.
1.5Records
If the Related Note Purchase Agreement and/or the Related Supplement in respect of any Series of Debt Obligations requires the establishment of one or more Prefunding Ledgers and/or one or more Funding Accounts, the Servicer shall maintain records of the following items, shown separately:
(a)all payments into and out of any Funding Account; and
(b)all credits to, debits from and the balance of any Prefunding Ledger.

1.6Prefunding Ledgers
If the Related Note Purchase Agreement and/or the Related Supplement in respect of any Series of Debt Obligations requires the establishment of one or more Prefunding Ledgers and one or more Funding Accounts:
(a)the Servicer shall establish and maintain one or more ledgers relating to the applicable Funding Account(s) to be designated as a “Prefunding Ledger”, in accordance with the Related Note Purchase Agreement and the Related Supplement;
(b)the Servicer shall ensure that any transfer made from any Funding Account on a Revolving Asset Purchase Date pursuant to the terms hereof shall be debited from the applicable Prefunding Ledger to the extent that such transfer is made from applicable Prefunding Amounts; and
(c)the Servicer shall ensure that any transfer made from any Funding Account on a Settlement Date pursuant to the Related Supplement shall be debited from the applicable Prefunding Ledger.
1.7Transfer of Amounts in Funding Account; Interest on Amounts in Funding Account
If the Related Note Purchase Agreement and/or the Related Supplement in respect of any Series of Debt Obligations requires the establishment of an applicable Funding Account and Prefunding Ledgers:
(a)the Servicer shall not transfer any amount from any Funding Account other than in accordance with the terms hereof and the terms of the Related Supplement; and
(b)on the Business Day immediately preceding each Settlement Date, the Servicer shall transfer to the Collections Account in respect of the related Series of Debt Obligations all interest earned from and including the Business Day immediately preceding the previous Settlement Date on the amounts deposited in any Funding Account.
Article 7
CONDITIONS PRECEDENT
1.1Conditions to Initial Asset Purchase
(a)The obligation of the Purchaser to complete the initial Asset Purchase on the initial Asset Increase Closing Date shall be subject to the Purchaser having received the following documents in form and substance satisfactory to the Purchaser on or before the initial Asset Increase Closing Date (unless otherwise specified below or waived by the Purchaser):
(i)a certificate of an officer of the Seller, dated the initial Asset Increase Closing Date certifying (A) that attached thereto is a true and complete copy of the certificate and articles of incorporation and any amendments thereto, and the by-laws of the Seller, each as in effect on the date of such certificate; (B) that attached thereto is a true and complete copy of a resolution adopted by the Seller’s board of directors authorizing the execution, delivery and performance of this Agreement and the other Program Agreements to which the Seller is party, and that such resolution has not been modified, rescinded or amended and is in full force and effect; and (C) as to the incumbency and true specimen signature of each of the Seller’s officers executing this Agreement or any of the other Program Agreements to which the Seller is party;
(ii)a certificate of compliance (or equivalent) issued in the Seller’s jurisdiction of incorporation in respect of the Seller, and an equivalent certificate from the appropriate authority in each other jurisdiction in which qualification is necessary in order for the Seller to own or lease its property and conduct its business, each to be certified as of a recent date;

(iii)copies of this Agreement and each of the other Program Agreements to which the Seller is a party duly executed by the Seller, as well as, in the event that Québec Receivables are being sold and assigned, a Sale and Servicing Québec Assignment in the form set forth as Schedule D-1 hereto, duly completed and executed by the Seller, and, if applicable, a Purchaser Québec Assignment in the form set forth as Schedule D-2 hereto, duly completed and executed by the Purchaser and the Seller;
(iv)reports showing the results of searches conducted against the Seller under applicable personal or movable property security registers in the provinces where the Seller has its head office and registered office and where the Assigned Obligor Account Assets are located (including, for the purposes of the conflict of laws rules of the Province of Québec, each province where any of the related Obligor Accounts is payable or where a related Obligor is situated), together with executed copies of all discharges or releases of prior security interests or hypothecs relating to Assigned Obligor Account Assets that are then to be sold hereunder; provided that the Seller may establish that any particular registration does not affect any such Assigned Obligor Account Assets by delivering a letter or acknowledgment signed by the applicable secured party;
(v)a copy of verifications statements or other filings filed in the provinces (other than the Province of Québec) where the Seller has its head office and registered office and where the Assigned Obligor Account Assets are located (including, for the purposes of the conflict of laws rules of the Province of Québec, each province (other than the Province of Québec) where any of the related Obligor Accounts is payable or where a related Obligor is situated), that are sufficient to perfect the interests of the Purchaser in the Assigned Obligor Account Assets as against creditors of the Seller;
(vi)executed copies of all discharges and releases, if any, necessary to discharge or release all security interests, hypothecs and other rights or interest of any Person in the Rights, previously granted by or through the Seller and which could constitute an Adverse Claim, together with, where applicable, copies of the relevant financing change statements or other discharge statements with the registration particulars stamped thereon;
(vii)within five (5) Business Days following the initial Asset Increase Closing Date, the Seller shall have delivered to the Purchaser and the Indenture Trustee a copy of the certified statements of registration issued by the RPMRR relating to the registrations made pursuant to Article 1642 of the Civil Code of Québec in respect of the related Asset Purchase; and
(viii)within five (5) Business Days following the initial Asset Increase Closing Date, the Seller shall have delivered to the Purchaser and the Indenture Trustee a report showing the results of searches conducted against the Seller at the RPMRR (updated to show the registrations referred to in the immediately preceding paragraph).
1.2Conditions to Each Asset Purchase or Asset Designation
(a)The obligation of the Purchaser to complete any Asset Purchase or Asset Designation pursuant to the delivery of an Asset Purchase Notice or Asset Designation Notice shall be subject to the satisfaction of the following conditions on or before the applicable Asset Increase Closing Date unless otherwise specified below or waived by the Purchaser:
(i)the Seller shall have delivered electronically to the Purchaser and the Indenture Trustee a duly completed Asset Purchase Notice in respect of the proposed Asset Purchase in accordance with Section 2.1(a);
(ii)the Seller shall have delivered to the Purchaser a duly completed and executed Sale and Servicing Supplement providing for the sale, transfer and assignment of the related Assigned Obligor Account Assets from the Seller to the Purchaser, as well as, in the event that Québec Receivables are being sold and assigned, a

Sale and Servicing Québec Assignment in the form set forth as Schedule D-1 hereto, duly completed and executed by the Seller, and, if applicable, a Purchaser Québec Assignment in the form set forth as Schedule D-2 hereto, duly completed and executed by the Purchaser and the Seller;
(iii)each of the conditions precedent set forth in any Related Supplement in respect of any related purchase of Debt Obligations or further increases thereunder shall have been satisfied and the purchase price or other advance in respect of the related Series of Debt Obligations shall have been advanced in accordance with any Related Supplement;
(iv)within five (5) Business Days following the Asset Increase Closing Date involving Québec Receivables, the Seller shall have delivered to the Purchaser and the Indenture Trustee a copy of the certified statements of registration issued by the RPMRR relating to the registrations made pursuant to Article 1642 of the Civil Code of Québec in respect of the related Asset Purchase;
(v)within five (5) Business Days following the Asset Increase Closing Date involving Québec Receivables, the Seller shall have delivered to the Purchaser and the Indenture Trustee a Québec opinion relating to the related Asset Purchase, substantially in the form of the Québec opinion delivered in connection with the initial Asset Purchase;
(vi)within five (5) Business Days following the Asset Increase Closing Date, the Seller shall have delivered to the Purchaser and the Indenture Trustee a report showing the results of searches conducted against the Seller at the RPMRR (updated to show the registration referred to in the immediately preceding paragraph); and
(vii)executed copies of all discharges and releases, if any, necessary to discharge or release all security interests, hypothecs and other rights or interest of any Person in the Rights, previously granted by or through the Seller and which could constitute an Adverse Claim, together with, where applicable, copies of the relevant financing change statements or other discharge statements with the registration particulars stamped thereon.
(b)The obligation of the Seller to complete any Asset Purchase or Asset Designation shall be subject to the receipt by the Seller of the Closing Payment in respect of such Asset Purchase or Asset Designation.
Article 8
MISCELLANEOUS
1.1Amendments and Waivers
(a)Subject to the terms of the Master Trust Indenture, this Agreement may be amended, supplemented, modified, restated or replaced by written instrument only signed by the each of the parties hereto.
(b)No waiver of any provision of this Agreement, nor consent to any departure by any party therefrom, shall in any event be effective unless the same shall be in writing signed by such party, and then such waiver or consent shall, subject to the terms of the Master Trust Indenture, be effective only in the specific instance and for the specific purpose for which given. No failure on the part of any party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof.
1.2Binding Effect; Assignability
This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns. The Seller and the Servicer shall not have the right to assign any interest herein without the consent of the Purchaser and the Indenture Trustee (acting at the direction of the holders of the Debt Obligations) and, if applicable in respect of any Series of Debt

Obligations, ten (10) Business Days’ prior written notice to the Rating Agencies. The Seller and the Servicer acknowledge that the Purchaser may assign its interest herein without further notice to, or the consent of, the Seller, but subject to, if applicable in respect of any Series of Debt Obligations, ten (10) Business Days’ prior notice to the Rating Agencies. The Seller and the Servicer agree that, upon such assignment, the assignee or its further assigns may enforce directly, without joinder of the Purchaser, the rights set forth in this Agreement. The Seller and the Servicer agree to grant to any such assignee or its further assigns or its agents such powers of attorney as may be necessary for the exercise of their rights hereunder.
1.3Notices
Any notice, document or other communication required or permitted to be given or delivered hereunder shall, unless otherwise stated herein, be in writing (including photocopy, facsimile, electronic mail or other digital communication) and sent, as to each party hereto, at its address indicated below, or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective when sent.
To the Seller and Servicer:
[***]

To the Issuer:
[***]
To the Indenture Trustee:
[***]

1.4Indemnification
(a)In respect of each Series of Debt Obligations, the Seller and the Initial Servicer hereby agree to indemnify the Purchaser and to save it harmless from and against any and all damages, losses, claims, liabilities, costs and expenses (including reasonable legal fees and disbursements) awarded against or incurred by the Purchaser arising out of or as a result of:
(i)any representation or warranty made or deemed to be made by the Seller or the Initial Servicer (or any of its officers) in or in connection with this Agreement or any other Related Program Agreement (including in any Monthly Servicer Report or Weekly Report), which was incorrect in any material respect when made or deemed made or delivered;
(ii)the failure of the Seller or the Initial Servicer to perform or observe any of its covenants, duties or obligations hereunder or under any of the other Related Program Agreements;
(iii)the failure by the Seller or the Initial Servicer to comply with any Applicable Law, rule, regulation, order, judgment, injunction, award or decree with respect to any part of the Assigned Obligor Account Assets, or the non-conformity of any Assigned Obligor Account Asset with any Applicable Law, rule, regulation, order, injunction, award or decree;
(iv)any commingling of Collections with other funds of the Seller or the Initial Servicer or any other Person;
(v)any reduction in the amount remitted to the Purchaser due to any waiver by the Seller or Initial Servicer of any amounts due under the Assigned Obligor Account Assets, except in accordance with the Credit and Collections Policy;

(vi)any Canadian, foreign, federal, provincial, state, municipal, local or other tax of any kind or nature whatsoever, including any capital, income, sales, excise, business or property tax, any customs duty, and any penalty or interest in respect of any thereof, which may be imposed on the Purchaser on account of any payment made under this Section 8.4; and
(vii)any collection, use, transfer or disclosure of Confidential Personal Information by the Seller or the Initial Servicer to the Issuer, any Backup Servicer, any Replacement Servicer and the use or disclosure of such Confidential Personal Information by the Issuer, any Backup Servicer, any Replacement Servicer for a purpose consistent with the Related Program Agreements, that is not in compliance with applicable Privacy Laws.
(b)For the avoidance of doubt, notwithstanding anything to the contrary contained in clause (a) above, the Seller and the Initial Servicer shall not be liable to the Purchaser, the General Partner or any other Person for any damages, losses, claims, liabilities, costs or expenses resulting solely from the failure of any Obligor to discharge its payment obligations under any Obligor Accounts and the related Rights which form part of the Assigned Obligor Account Assets.
(c)The Seller, the Initial Servicer and the Purchaser each agree to provide reasonable assistance to the other party, at the request of such other party and, in either case, at the Seller’s or the Initial Servicer’s expense (as applicable), in any action, suit or proceeding brought by or against, or any investigation involving such requesting party relating to any of the transactions contemplated hereby or to any part of the Assigned Obligor Account Assets. If the Seller and the Initial Servicer have acknowledged their liability under Section 8.4(a) in respect of any damages, losses, claims, liabilities, costs or expenses in connection with any such action, suit, proceeding or investigation, the Seller and the Initial Servicer (as applicable) will have the right, on behalf of the Purchaser but at the Seller’s and Initial Servicer’s expense, to defend such action, suit or proceeding, or participate in such investigation, with counsel selected by it, and will have sole discretion as to whether to litigate, appeal or settle.
(d)Other than as set out in Section 8.4(e), the obligations of the Seller and the Servicer under this Section 8.4 in respect of each Series of Debt Obligations will, subject to Applicable Law, survive this Agreement and remain in full force and effect for a period up to and including the date that is two (2) years from the Final Maturity Date in respect of such Series.
(e)The obligations of the Seller and the Initial Servicer under Section 8.4(a)(vi) in respect of each Series of Debt Obligations will, subject to Applicable Law, survive this Agreement and remain in full force and effect for a period up to and including the date that is six (6) years from the Final Maturity Date in respect of such Series.
1.5Costs and Expenses
The Seller and the Servicer will pay all documented and invoiced expenses incurred in the performance of their obligations under this Agreement and all reasonable out-of-pocket costs and expenses of the Purchaser in connection with all filings and registrations necessary or desirable to vest in the Purchaser all right, title and interest in and to the Assigned Obligor Account Assets.
1.6Limited Recourse
Recourse to the Purchaser for non-payment of any amount owing hereunder shall be limited to the Assigned Obligor Account Assets and any amounts received by the Purchaser in respect of the Assigned Obligor Account Assets and no other property or assets of the Purchaser will be subject to levy, execution or other enforcement procedure with regard to any obligation under this Agreement.
1.7Time of Essence
Time will be of the essence of this Agreement.

1.8Failure to Perform
If the Seller or the Servicer fails to perform any of its agreements or obligations hereunder, the Purchaser may (but will not be required to) itself perform, or cause to be performed, such agreement or obligation at, in the case of any such failure to perform by the Seller or the Servicer, the cost of the Seller or the Servicer (as applicable).
1.9No Petition
Each of the Seller and the Servicer hereby agrees that it will not institute against the Purchaser or the General Partner, either in its capacity as the general partner of the Issuer or in its own capacity, any bankruptcy, reorganization, arrangement, insolvency, winding-up or liquidation proceedings, or other proceeding under any federal or provincial bankruptcy, insolvency or similar law in connection with any obligations relating to this Agreement. The foregoing shall not limit the rights of the Seller or the Servicer to file any claim in or otherwise take any action with respect to any such proceeding that was instituted against the Purchaser or the General Partner, either in its capacity as the general partner of the Issuer or in its own capacity, by any Person other than the Seller or the Servicer.
1.10Further Assurances
The parties hereto agree, from time to time, to enter into such further agreements and to execute all such further instruments as may be reasonably necessary or desirable to give full effect to the terms of this Agreement and to the ability of the Purchaser to exercise or enforce any of its rights and remedies hereunder.
1.11Remedies
The remedies herein provided are cumulative and not exclusive of any remedies provided at law.
1.12Execution in Counterparts
This Agreement or any amendment may be executed in any number of counterparts (including counterparts by facsimile, electronic transmission and email in PDF or similar transmissions) each of which, when so executed, shall be deemed to be an original and which counterparts together shall constitute one and the same agreement.
1.13Limitation of Liability of the Indenture Trustee
The Indenture Trustee is entering into this Agreement not in its individual capacity but solely in its capacity as Indenture Trustee under the Master Trust Indenture. In executing this Agreement and acting hereunder, the Indenture Trustee shall be entitled to all of the rights, protections, indemnities, and immunities afforded to it in the Master Trust Indenture. The permissive authorizations, entitlements, powers, and rights granted to the Indenture Trustee herein shall not be construed as duties. Any exercise of discretion on behalf of the Indenture Trustee shall be exercised in accordance with the terms of the Master Trust Indenture.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

FLEXITI FINANCIAL INC., as Seller and Servicer
Per:
Name:
Title:

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Signature Page to Sale and Servicing Agreement

COMPUTERSHARE TRUST COMPANY OF CANADA, as Indenture Trustee
Per:
Name:
Title:
Per:
Name:
Title:

Signature Page to Sale and Servicing Agreement

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FLEXITI SECURITIZATION LIMITED PARTNERSHIP, by its general partner, FLEXITI SECURITIZATION GENERAL PARTNER INC., as Purchaser
Per:
Name:
Title:
Per:
Name:
Title:

FLEXITI SECURITIZATION GENERAL PARTNER INC., in its own right, as General Partner
Per:
Name:
Title:
Per:
Name:
Title:

Signature Page to Sale and Servicing Agreement

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Schedule A
FORM OF ASSET PURCHASE NOTICE
[***]

Schedule B
FORM OF ASSET DESIGNATION NOTICE
[***]

Schedule C
SELLER’S AND SERVICER’S ADDRESSES
[***]

Schedule D
FORM OF SALE AND SERVICING SUPPLEMENT
[***]

SCHEDULE D-1
FORM OF SALE AND SERVICING QUÉBEC ASSIGNMENT
[***]

SCHEDULE D-2
FORM OF PURCHASER QUÉBEC ASSIGNMENT
[***]

Schedule E
FORM OF ASSET DESIGNATION AND SERVICING SUPPLEMENT
[***]

E-1